UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2014

HERITAGE INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36462	45-5338504
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Heritage Insurance Holdings, Inc. 2600 McCormick Drive, Suite 300 Clearwater, Florida	33759
(Address of principal executive offices)	(Zip Code)

(727) 362-7202

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 13, 2014, Heritage Property & Casualty Insurance Company (“HPCIC”), the insurance subsidiary of Heritage Insurance Holdings, Inc. (the “Company”), entered into an Insurance Policy Acquisition and Transition Agreement (the “Agreement”) with the Florida Insurance Guaranty Association (“FIGA”) and the Florida Department of Financial Services, as Receiver (the “Receiver”) for Sunshine State Insurance Company (“SSIC”).

Pursuant to the Agreement, HPCIC has the non-exclusive right to offer a new policy of insurance, effective June 27, 2014, to all (subject to limited exceptions) Florida SSIC policyholders having in-force policies (the “Transition Policies”), without the need for the SSIC policyholders to file a new application with HPCIC or pay premium that has already been paid to SSIC (the “Transition Coverage”). As of May 29, 2014, SSIC had approximately 35,000 policies in force, representing approximately $60.0 million of in-force premium. The Transition Coverage will automatically terminate at the end of the original SSIC policy period. Upon termination of each Transition Policy, HPCIC will renew such policies at the lesser of SSIC’s and HPCIC’s rates on either SSIC’s or HPCIC’s forms, respectively.

The Agreement provides that HPCIC will not assume any liability or obligations of SSIC, including with respect to any SSIC policy.

Pursuant to the Agreement, HPCIC is assigned the entirety of the unearned premium, net of the $100 per policy FIGA statutory deductible, including unearned commissions, for each Transition Policy. FIGA will pay such unearned premium to HPCIC, less (i) the amount of the unearned commission of SSIC’s independent agents and (ii) the amount of unearned premium that is unpaid by SSIC’s policyholders, for which, in each case, HPCIC retains its assignment.

As consideration for the acquisition of the Transition Policies, HPCIC agreed to deposit $10 million with the Receiver (the “Acquisition Payment”). HPCIC will receive a credit against the Acquisition Payment for (i) the $100 FIGA statutory deductible applicable to each Transition Policy and (ii) the amount of the unearned commission of SSIC’s independent agents.

The Agreement contains customary indemnity obligations of HPCIC in favor of the Receiver.

The preceding description is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

While the Acquisition Payment will provide the Company with rights to both the unearned premium and the opportunity to renew the Transition Policies at the applicable policy renewal dates, for accounting purposes, the Acquisition Payment will be amortized ratably in relation to the earning of the acquired unearned premium reserve.

The Company will purchase additional reinsurance through the Florida Hurricane Catastrophe Fund and private reinsurance markets to maintain materially the same level of coverage relative to insured risk that the Company had purchased prior to this transaction. The Company expects that cost of the additional reinsurance, viewed as a percentage of gross earned premium, will be favorable to the Company, relative to that of its existing reinsurance.

Item 8.01	Other Events.

On June 11, 2014, the Company issued a press release announcing the proposed Agreement. On June 16, 2014, the Company issued a press release announcing that it had received court approval to enter into the Agreement. The Company is furnishing under Item 8.01 of this Current Report on Form 8-K the press releases included as Exhibits 99.1 and 99.2 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

10.1	Insurance Policy Acquisition and Transition Agreement, dated as of June 13, 2014, by and among Heritage Property & Casualty Insurance Company, the Florida Department of Financial Services, as Receiver for Sunshine State Insurance Company, and the Florida Insurance Guaranty Association.

99.1	Press Release dated June 11, 2014.

99.2	Press Release dated June 16, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERITAGE INSURANCE HOLDINGS, INC.

Dated: June 19, 2014	By:	/s/ Stephen Rohde
	Name:	Stephen Rohde
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Insurance Policy Acquisition and Transition Agreement, dated as of June 13, 2014, by and among Heritage Property & Casualty Insurance Company, the Florida Department of Financial Services, as Receiver for Sunshine State Insurance Company, and the Florida Insurance Guaranty Association.

99.1	Press Release dated June 11, 2014.

99.2	Press Release dated June 16, 2014.